EXHIBIT 99.1
Fastenal Company Reports 2020 Annual and Fourth Quarter Earnings
WINONA, Minn., January 20, 2021 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter and year ended December 31, 2020. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Share and per share information in this release, and in the financial statements attached to this release, has been adjusted to reflect the two-for-one stock split effective at the close of business on May 22, 2019. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values.
PERFORMANCE SUMMARY

	Twelve-month Period			Three-month Period
	2020	2019	Change	2020	2019	Change
Net sales	$5,647.3	5,333.7	5.9%	$1,358.0	1,276.9	6.4%
Business days	255	254		63	63
Daily sales	$22.1	21.0	5.5%	$21.6	20.3	6.4%
Gross profit	$2,567.8	2,515.4	2.1%	$618.8	598.4	3.4%
% of sales	45.5%	47.2%		45.6%	46.9%
Operating income	$1,141.8	1,057.2	8.0%	$264.4	238.9	10.6%
% of sales	20.2%	19.8%		19.5%	18.7%
Earnings before income taxes	$1,132.7	1,043.7	8.5%	$262.2	236.4	10.9%
% of sales	20.1%	19.6%		19.3%	18.5%
Net earnings	$859.1	790.9	8.6%	$196.1	178.7	9.7%
Diluted net earnings per share	$1.49	1.38	8.4%	$0.34	0.31	9.6%
Quarterly Results of Operations
Net sales increased $81.1, or 6.4%, in the fourth quarter of 2020 when compared to the fourth quarter of 2019, due to higher unit sales of safety and janitorial products. Demand for these products was elevated relative to the fourth quarter of 2019 due to continued demand for personal protective equipment (PPE) and sanitizer products to mitigate the impact of the pandemic, support resumption of manufacturing and construction activity, and support sales to new customers. Growth of our product lines other than safety and janitorial, including fasteners, remained negative relative to the fourth quarter of 2019, but improved versus the third quarter of 2020 and through the fourth quarter of 2020, during which we continued to see gradual sequential improvement in general business activity. The overall impact of product pricing on net sales was immaterial, as price levels were broadly comparable to those of the fourth quarter of 2019.
Daily sales of fastener products declined 2.3% over the fourth quarter of 2019, and represented 30.8% of our net sales in the fourth quarter of 2020; fasteners represented 33.6% of net sales in the fourth quarter of 2019. Daily sales of our safety products grew 34.6% over the fourth quarter of 2019 and represented 23.5% of our net sales in the fourth quarter of 2020; safety products represented 18.7% of net sales in the fourth quarter of 2019. Daily sales of our other products grew 2.1% over the fourth quarter of 2019 and represented 45.7% of our net sales in the fourth quarter of 2020; other products represented 47.7% of net sales in the fourth quarter of 2019.
Our gross profit, as a percentage of net sales, declined 130 basis points to 45.6% in the fourth quarter of 2020 from 46.9% in the fourth quarter of 2019. The first factor behind this decline was the impact of lower product margins, the most significant of which was within our safety product line. Margin pressure remains on a subset of COVID-affected safety products, such as masks and face shields, where an amply supplied market is producing lower margins on sales from our inventory. The second factor was product and customer mix. Growth during the period skewed toward lower gross margin sources, specifically with safety products growing faster than fastener products and National Account customers growing faster than non-National Account customers. A third factor was our overhead/organizational expenses, such as lower vendor rebates, higher clearance activity, fixed cost deleverage and higher period costs. These factors were partly offset by lower costs related to our captive fleet, where we continue to benefit from actions taken in the second quarter of 2020 to reduce routes and associated expenses.
Our gross profit, as a percentage of net sales, increased 30 basis points to 45.6% in the fourth quarter of 2020 from 45.3% in the third quarter of 2020, which is seasonally unusual. This sequential improvement is primarily due to two sources. First, while lower margins for COVID-affected PPE negatively impacted our gross margin on an annual basis, pricing actions in the fourth quarter of 2020 for certain PPE and safety supplies helped to mitigate the pressure relative to the preceding quarter.

Second, the contribution to margin of cost actions related to our captive fleet were relatively greater in the fourth quarter of 2020 than in the preceding quarter.
Our operating income, as a percentage of net sales, increased to 19.5% in the fourth quarter of 2020 from 18.7% in the fourth quarter of 2019. The 130 basis point decline in gross profit percentage experienced in the fourth quarter of 2020 was more than offset by operating and administrative expenses (including a gain on sales of property and equipment), which as a percentage of sales declined 210 basis points from 28.2% in the fourth quarter of 2019 to 26.1% in the fourth quarter of 2020. The primary reasons for this improvement was the ability to leverage employee, occupancy, and general corporate expenses in light of higher sales.
Employee-related expenses, which represents 68% to 73% of total operating and administrative expenses, increased 0.9% in the fourth quarter of 2020 compared to the fourth quarter of 2019. The increase in employee-related expenses was primarily a result of higher incentive compensation and profit sharing in light of our improved sales and profit growth, as well as higher health care costs. This was partly offset by lower base compensation as a result of lower headcount during the period as part of our efforts to control expenses. Occupancy-related expenses, which represent 15% to 20% of total operating and administrative expenses, decreased 0.5% in the fourth quarter of 2020 compared to the fourth quarter of 2019. This decrease was a function of modestly lower facility costs, reflecting a lower branch count and lower utility expense, and lower vending repair expenses stemming from more favorable parts costs following the purchase of certain assets from Apex Industrial Technologies LLC ('Apex'), our historical vending partner, in March 2020. All other operating and administrative expenses, which represent 10% to 15% of total operating and administrative expenses, decreased 16.0% in the fourth quarter of 2020 compared to the fourth quarter of 2019. We experienced lower costs for selling-related transportation due to lower fuel prices, tight fleet maintenance expenses, and efforts to rationalize our local pick-up fleet. We also continued to experience reduced costs for travel, meals, and supplies, as well as favorable general insurance expenses.
Our net interest expense was $2.2 in the fourth quarter of 2020 compared to $2.5 in the fourth quarter of 2019. We experienced slightly higher average debt levels through the period, which were offset by lower interest rates, as compared to the fourth quarter of 2019.
We recorded income tax expense of $66.1 in the fourth quarter of 2020, or 25.2% of earnings before income taxes. Income tax expense was $57.7 in the fourth quarter of 2019, or 24.4% of earnings before income taxes. We believe our ongoing tax rate, absent any discrete tax items or broader changes to tax law, will be in the 24.5% to 25.0% range.
Our net earnings during the fourth quarter of 2020 were $196.1, an increase of 9.7% compared to the fourth quarter of 2019. Our diluted net earnings per share were $0.34 during the fourth quarter of 2020 compared to $0.31 during the fourth quarter of 2019, an increase of 9.6%.
Growth Driver Performance
We signed 16,417 industrial vending devices during 2020, including 3,456 devices during the fourth quarter of 2020. On a business day basis, we signed 75 in the first quarter of 2020, 54 in the second quarter of 2020, 73 in the third quarter of 2020, and 55 in the fourth quarter of 2020. Our installed device count on December 31, 2020 was 95,733, an increase of 6.4% over December 31, 2019. Daily sales through our vending devices increased at a low-to-mid single-digit pace in the fourth quarter of 2020 over the fourth quarter of 2019. Our higher installed base was partly offset by reduced device throughput owing to the soft economic activity in the period. Device counts do not include slightly more than 15,000 vending devices deployed as part of our lease locker program.
We plan on altering our presentation of vending in 2021 to reflect development of our FAST Bin technologies, a family of "smart bins" that are based on scale, infrared, or RFID technologies. Our industry has long utilized bin clusters, which we call FAST Stock, close to the point of use within a customer location, providing a measure of convenience and efficiency in dispensing fasteners and other products. However, maintaining these systems requires significant manual effort to ensure sufficient supply and timely replenishment. FAST Bin, in contrast to FAST Stock, is a set of electronic inventory management solutions that automate process controls by providing 24/7 continuous inventory monitoring, real-time inventory visibility, and more efficient replenishment that makes customers, and our own operations, more productive. As such, FAST Bin can improve supply chain visibility for a broader range of products, complementing vending. We view industrial vending and FAST Bin, along with FAST Stock, to be part of a suite of tools (called 'Fastenal Managed Inventory', or FMI) that together provide Fastenal with the ability to better and more visibly manage our customers' product consumption and fulfillment. As a result, beginning in 2021 we plan to report 'Weighted FMI Device' signings and installations, which is the combined activity of FAST Vend and FAST Bin converted into a comparable unit of measure, or 'machine equivalent unit' (MEU). This conversion takes the targeted monthly throughput of each FMI device signed or installed and compares it to the $2,000 target monthly throughput of our FAST 5000 vending device. For example, an RFID enclosure, with target monthly revenue of $2,000 would be counted as '1.00 MEU' ($2,000/$2,000 = 1.00). An infrared enclosure, with target monthly revenue of $40, would be counted as '0.02 MEU' ($40/$2,000 = 0.02). In 2021, we anticipate weighted FMI device signings to be in a range of 23,000 to 25,000 MEUs, which compares to actual signings of 15,724 in 2020 and 20,593 in 2019.

We signed 223 new Onsite locations (defined as dedicated sales and service provided from within, or in close proximity to, the customer's facility) during 2020. This included 85 signings in the first quarter of 2020, 40 signings in the second quarter of 2020, 62 signings in the third quarter of 2020, and 36 signings in the fourth quarter of 2020. We believe the pandemic adversely affected our ability to generate signings, particularly during the second and fourth quarters of 2020 when COVID-related impacts were greatest, as key decision-makers at our customers were focused more on short-term crisis management than long-term strategic planning. We had 1,265 active sites on December 31, 2020, which represented an increase of 13.6% from December 31, 2019. Daily sales through our Onsite locations, excluding sales transferred from branches to new Onsites, increased at a low single-digit rate in the fourth quarter of 2020 over the fourth quarter of 2019. This resumption of growth reflects increasing sales in our relatively new active locations as implementations progress, combined with moderating rates of contraction in our more mature sites. Our goal for Onsite signings in 2021 is 375 to 400, though achieving this range will likely require some normalization in the business environment that allows customers to prioritize long-term strategic decision-making over short-term crisis management.
Daily sales to our national account customers (defined as customer accounts with a multi-site contract) grew 7.8% in the fourth quarter of 2020 over the fourth quarter of 2019. Revenues attributable to national account customers represented 55.9% of our total revenues in the period.
Balance Sheet and Cash Flow
We produced operating cash flow of $1,101.8 in 2020, an increase of 30.7% from 2019, representing 128.3% of the period's net earnings versus 106.5% in 2019. The most significant contributor to the increase in our operating cash flow as a percentage of net earnings is reduced net working capital needs. The impact of softer demand on our customers' working capital needs, lower Onsite and vending signings, internal efforts to streamline inventory, deferral of payroll taxes resulting from the CARES Act, and a higher payables balance contributed to net working capital being a source of cash in 2020, versus a significant use of funds in 2019. Our investment in property and equipment, net of proceeds from sales, was $157.5 in 2020 compared to $239.8 in 2019. This decrease for the year was primarily a result of lower spending on facility capacity and equipment following more significant investment in several of our hubs in 2019. We also reduced spending on vending equipment due to lower signings and improved cost following our acquisition of certain assets of Apex as well as lower spending on fleet assets. We expect our net capital expenditures in 2021 to be within a range of $170.0 to $200.0, an increase from $157.5 in 2020. This increase relates to increased spending for a non-hub construction project in Winona to support growth, higher maintenance spending across most tracked categories following tighter spending control in 2020, and lower anticipated proceeds from asset sales.
We returned $803.4 in dividends to our shareholders in 2020, compared to $498.6 in dividends in 2019. This included $373.2 in dividends to our shareholders in the fourth quarter of 2020, compared to $126.3 in dividends in the fourth quarter of 2019. In the fourth quarter of 2020, we paid both our regular $0.25 dividend and a special $0.40 dividend, with the latter reflecting our high cash balances and favorable financial outlook. We repurchased $52.0 of our common stock in 2020, and did not repurchase any of our common stock in 2019. We did not repurchase any of our common stock in the fourth quarters of 2020 or 2019.
Total debt on our balance sheet was $405.0 at the end of the fourth quarter of 2020, or 12.9% of total capital (the sum of stockholders' equity and total debt). This compares to $345.0, or 11.5% of total capital, at the end of the fourth quarter of 2019.
Accounts receivable were $769.4 at the end of 2020, an increase of $27.6 or 3.7%, over the end of 2019. Our receivables balance increased as a result of higher sales, with strong collections at year end mitigating the rate of growth. Inventory was $1,337.5 at the end of 2020, a decrease of $28.9 or 2.1%, over the end of 2019. This reflects reduced customer stocking needs in light of lower business activity in our traditional manufacturing and construction business, internal initiatives to streamline inventory levels, and lower signings of Onsites and vending devices. These factors more than offset the PPE-related products that we added in the second quarter of 2020, the quantity of which we continue to reduce but nonetheless would not have been in inventory in the fourth quarter of 2019. Accounts payable were $207.0 at the end of 2020, an increase of $14.2, or 7.3% over the end of 2019, largely due to the timing of certain payments that fell into the first week of 2021.

Additional Information
The table below summarizes our total and FTE (based on 40 hours per week) employee headcount, our investments in in-market locations (defined as the sum of the total number of public branch locations and the total number of active Onsite locations), and industrial vending devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:
	Q4 2020	Q3 2020	Q3 2020	Q4 2019	Q4 2019
In-market locations - absolute employee headcount	12,680	12,708	-0.2%	13,977	-9.3%
In-market locations - FTE employee headcount	11,260	11,302	-0.4%	12,236	-8.0%
Total absolute employee headcount	20,365	20,336	0.1%	21,948	-7.2%
Total FTE employee headcount	17,836	17,862	-0.1%	18,968	-6.0%

Number of public branch locations	2,003	2,033	-1.5%	2,114	-5.3%
Number of active Onsite locations	1,265	1,236	2.3%	1,114	13.6%
Number of in-market locations	3,268	3,269	0.0%	3,228	1.2%
Ratio of in-market location FTE headcount to in-market locations	3:1	3:1		4:1
Industrial vending devices (installed device count) (1)	95,733	94,395	1.4%	89,937	6.4%
Ratio of industrial vending devices to in-market locations	29:1	29:1		28:1
(1) This number primarily represents devices which principally dispense product and produce product revenues, and excludes slightly more than 15,000 devices that are part of our locker lease program where the devices are principally used for the check-in/check-out of equipment.
During the last twelve months, we reduced our total FTE employee headcount by 1,132. This reflects a decline in our in-market FTE employee headcount of 976, as well as declines in headcount at our distribution centers and manufacturing operations. These reductions are primarily related to efforts to control expenses in response to weaker demand from traditional manufacturing and construction customers. This was only partly offset by additions in non-branch selling and support roles. The latter most significantly reflects an increase in personnel in Information Technology, which includes the addition of employees from our acquisition of certain assets of Apex, as well as roles to support customer acquisition and implementation, particularly as it relates to our growth drivers and to support general corporate functions.
We opened two branches in the fourth quarter of 2020 and closed 32 branches, net of conversions. We activated 58 Onsite locations in the fourth quarter of 2020 and closed 29, net of conversions. For the full year of 2020, we opened twelve branches and closed 123, net of conversions. For the full year of 2020, we activated 257 Onsite locations and closed 106, net of conversions. The number of closings reflects both normal churn in our business, whether due to redefining or exiting customer relationships, the shutting or relocation of customer facilities, or a customer decision, as well as our ongoing review of underperforming locations. Our in-market network forms the foundation of our business strategy, and we will continue to open or close locations as is deemed necessary to sustain and improve our network, support our growth drivers, and manage our operating expenses.
CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.

FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations and beliefs regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future tax rates, future inventory levels, future Onsite and weighted FMI device signings, and future operating results and business activity. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown (including risks related to the COVID-19 pandemic), and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share information)

	December 31, 2020	December 31, 2019
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$245.7	174.9
Trade accounts receivable, net of allowance for credit losses of $12.3 and $10.9, respectively	769.4	741.8
Inventories	1,337.5	1,366.4
Prepaid income taxes	6.7	16.7
Other current assets	140.3	157.4
Total current assets	2,499.6	2,457.2

Property and equipment, net	1,030.7	1,023.2
Operating lease right-of-use assets	243.0	243.2
Other assets	191.4	76.3

Total assets	$3,964.7	3,799.9

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$40.0	3.0
Accounts payable	207.0	192.8
Accrued expenses	272.1	251.5
Current portion of operating lease liabilities	93.6	97.4
Total current liabilities	612.7	544.7

Long-term debt	365.0	342.0
Operating lease liabilities	151.5	148.2
Deferred income taxes	102.3	99.4

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 800,000,000 shares authorized, 574,159,575 and 574,128,911 shares issued and outstanding, respectively	2.9	2.9
Additional paid-in capital	61.9	67.2
Retained earnings	2,689.6	2,633.9
Accumulated other comprehensive loss	(21.2)	(38.4)
Total stockholders' equity	2,733.2	2,665.6

Total liabilities and stockholders' equity	$3,964.7	3,799.9

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in millions except earnings per share)

	Year Ended December 31,		Three Months Ended December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)	(Unaudited)
Net sales	$5,647.3	5,333.7	$1,358.0	1,276.9

Cost of sales	3,079.5	2,818.3	739.2	678.5
Gross profit	2,567.8	2,515.4	618.8	598.4

Operating and administrative expenses	1,427.4	1,459.4	354.7	359.9
Gain on sale of property and equipment	(1.4)	(1.2)	(0.3)	(0.4)
Operating income	1,141.8	1,057.2	264.4	238.9

Interest income	0.6	0.4	0.3	0.1
Interest expense	(9.7)	(13.9)	(2.5)	(2.6)

Earnings before income taxes	1,132.7	1,043.7	262.2	236.4

Income tax expense	273.6	252.8	66.1	57.7

Net earnings	$859.1	790.9	$196.1	178.7

Basic net earnings per share	$1.50	1.38	$0.34	0.31

Diluted net earnings per share	$1.49	1.38	$0.34	0.31

Basic weighted average shares outstanding	573.8	573.2	574.1	574.0

Diluted weighted average shares outstanding	575.7	574.4	576.4	575.6

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
	Year Ended December 31,
	2020	2019
	(Unaudited)
Cash flows from operating activities:
Net earnings	$859.1	790.9
Adjustments to reconcile net earnings to net cash provided by operating activities, net of acquisition:
Depreciation of property and equipment	153.3	144.6
Gain on sale of property and equipment	(1.4)	(1.2)
Bad debt expense	7.5	5.5
Deferred income taxes	2.9	15.0
Stock-based compensation	5.7	5.7
Amortization of intangible assets	9.1	4.1
Changes in operating assets and liabilities, net of acquisition:
Trade accounts receivable	(29.7)	(30.4)
Inventories	36.0	(84.4)
Other current assets	17.1	(10.4)
Accounts payable	14.2	(0.8)
Accrued expenses	20.6	10.7
Income taxes	10.0	(7.7)
Other	(2.6)	1.1
Net cash provided by operating activities	1,101.8	842.7

Cash flows from investing activities:
Purchases of property and equipment	(168.1)	(246.4)
Proceeds from sale of property and equipment	10.6	6.6
Cash paid for acquisition	(125.0)	—
Other	0.8	0.1
Net cash used in investing activities	(281.7)	(239.7)

Cash flows from financing activities:
Proceeds from debt obligations	1,000.0	910.0
Payments against debt obligations	(940.0)	(1,065.0)
Proceeds from exercise of stock options	41.0	58.5
Purchases of common stock	(52.0)	—
Payments of dividends	(803.4)	(498.6)
Net cash used in financing activities	(754.4)	(595.1)

Effect of exchange rate changes on cash and cash equivalents	5.1	(0.2)

Net increase in cash and cash equivalents	70.8	7.7

Cash and cash equivalents at beginning of year	174.9	167.2
Cash and cash equivalents at end of year	$245.7	174.9

Supplemental information:
Cash paid for interest	$8.4	13.9
Net cash paid for income taxes	$260.1	242.7

CONTACT:	Ellen Stolts
Assistant Controller – Reporting and Reconciliation
507-313-7282